INVESTMENT ADVISORY AGREEMENT
LYONS FUNDS

THIS AGREEMENT is made and entered into as of the 19th day of November, 2015 by and between Lyons Funds, a Delaware statutory trust (the “Trust”), and Lyons Wealth Management, LLC, a Florida Limited Liability Company (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”) and authorized to issue an indefinite number of series of shares representing interests in separate investment portfolios; and

WHEREAS, the Trust presently issues shares of a portfolio known as the Lyons Small Cap Fund (the “Fund”); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Trust desires to retain Adviser to render investment management services to the Fund, and Adviser is willing to render such services

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of Adviser

	(a)	Services. Adviser agrees to perform the following services (the “Services”) for the Fund:

		(1)	manage the day-to-day investment and reinvestment of the Fund’s assets;

		(2)	continuously review, supervise, and administer the investment program of the Fund;

(3)
determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) by and for the Fund having due regard for any restrictions on such investments as set forth in the Fund’s then current Prospectus and Statement of Additional Information;

		(4)	provide the Trust with records concerning Adviser’s activities which the Trust is required to maintain; and

		(5)	render regular reports to the Trust’s officers and trustees concerning Adviser’s discharge of the foregoing responsibilities.

Adviser shall discharge the foregoing responsibilities subject to the overall control of the officers, directors, and trustees of the Trust, in compliance with such policies provided to the Adviser as the Board of Trustees of the Trust may from time to time establish, in compliance with the objectives, policies, and limitations of the Fund as set forth in the Fund’s prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. The Trust will provide Adviser with a copy of each registration statement relating to the Fund promptly after it has been filed with the Securities and Exchange Commission. The Trust will provide Adviser with reasonable advance notice, in writing, of: (i) any change in the Trust’s prospectus and statement of additional information or (ii) any material change to the policies of the Trust.

Adviser agrees, at its own expense, to render the Services and to provide the office space, furnishings, equipment and personnel in sufficient amounts and manner to perform the Services on the terms and for the compensation provided herein. Adviser may authorize and permit any of its officers, directors and employees to be elected as trustees or officers of the Trust and to serve in the capacities in which they are elected.

Unless expressly assumed under this Agreement by Adviser or the Trust, the Trust shall pay all costs and expenses normally incurred by the Fund in connection with the Trust’s operation and organization. To the extent Adviser incurs any cost by assuming expenses which are an obligation of the Fund or the Trust, the Fund or Trust shall reimburse Adviser for such costs and expenses as allowed under then applicable law.

For avoidance of doubt, Adviser shall not have the responsibility for or discretionary authority over the selection of any cash management or short-term vehicle for uninvested cash in the Fund. Adviser will instruct the Trust’s custodian(s) to hold and/or transfer the Fund’s assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term “Proper Instructions” shall have the meaning(s) in the applicable agreement(s) between the Trust and its custodian(s) and provided to Adviser.) Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement. Adviser shall not be liable for any act, conduct or omission of the Trust’s custodian(s).

(b)
Books and Records.  All books and records prepared and maintained by Adviser solely for the benefit of the Fund and/or the Trust under this Agreement shall be the property of the Trust and, upon request therefor, Adviser shall surrender to the Trust copies of such books and records so requested. The Trust acknowledges that Adviser is required to maintain books and records of its activities under the Investment Advisers Act of 1940, as amended, and agrees to allow Adviser to retain copies of such records of the Fund and/or Trust as required under federal law. Adviser agrees not to use any records of the Trust for any purpose other than for the provision of the Services to the Trust. However, Adviser may disclose the investment performance of the Fund. Adviser may disclose that the Fund and the Trust are its clients.

2.
Fund Transactions.  Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund and is directed to use commercially reasonable efforts to obtain the best net results as described in the Trust’s currently effective prospectus and statement of additional information. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which Adviser may exercise investment discretion. Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Fund. Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason. When Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Adviser, Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the best net results of lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by Adviser in the manner Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. Further, the Trust has adopted procedures pursuant to Rules 17(a) and 17(e) under the Act relating to transactions among a Fund and affiliated person thereof (Rule 17(a)), and transactions between a Fund and an affiliated broker or dealer (Rule 17(e)). Adviser shall at all times conduct its activities in compliance with such procedures as provided to it by the Trust. The Trust will identify all brokers and dealers affiliated with the Trust and the Trust’s principal underwriter, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. The Trust shall promptly furnish a written notice to Adviser if the information so provided is no longer accurate. Adviser shall prepare a report at the end of each fiscal quarter reporting on Adviser’s compliance with such procedures and setting forth in reasonable detail any transactions which were in violation of such procedures. Adviser will promptly communicate to the officers and trustees of the Trust such other information relating to Fund transactions as they may reasonably request.

3.	Compensation of Adviser. For its services rendered to the Fund, the Fund will pay to Adviser a fee at an annual rate equal to 1.25% of the Fund’s average daily assets.

The fees described above shall be computed daily based upon the net asset value of the Fund as determined by a valuation made in accordance with the Trust’s procedures for calculating Fund net asset value as described in the Trust’s currently effective Prospectus and/or Statement of Additional Information. During any period when the determination of the Fund’s net asset value is suspended by the trustees of the Trust, the net asset value of a share of the Fund as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

The fees described above are annual fees, payable 1/12th monthly. Fees for Services rendered during any month will be paid within five (5) business days after the end of the month in which such Services were rendered. In the event that this Agreement is terminated prior to the end of a month in which Adviser is providing Services, the Fund shall pay to Adviser fees accumulated during that month to the date of termination within five (5) business days after the end of the month in which such Services were rendered.

4.	Status of Adviser. The services of Adviser to the Trust are not to be deemed exclusive, and Adviser shall be free to render similar services to others.

The Trust and Adviser agree that Adviser may give advice or exercise investment responsibility and take other action with respect to accounts of other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund; provided that Adviser acts in good faith, and provided further that it is Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other client accounts, taking into account the investment objectives and policies of the Fund and any specific instructions applicable thereto.

In order to assist Adviser in performing the Services to the Fund, the Trust may from time to time provide Adviser with information, documents, research or writings designated as proprietary by the Trust. Adviser agrees that, upon being informed that such information, documents, research or writings provided to it are deemed proprietary by the Trust, Adviser shall use such proprietary documents only to assist it in performing the Services to the Fund, and further agrees not to use, distribute, or publish, for its own benefit or for the benefit of others, information, documents, research or writings designated as proprietary by the Trust.

In rendering its Services to the Fund, Adviser shall be deemed to be an independent contractor. Unless expressly authorized or requested by the Trust, Adviser shall have no authority to act for or represent the Trust in any way other than as an independent contractor providing the Services described in this Agreement. The parties to this Agreement acknowledge and agree that the Trust may, from time to time, authorize Adviser to act for or represent the Trust under limited circumstance. In such circumstances, Adviser may be deemed to be an agent of the Trust. Except for those circumstances in which the Trust has specifically authorized Adviser to act for or represent the Trust, Adviser shall in no way be deemed an agent of the Trust.

Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business.

It is understood that the name “Lyons Wealth Management, LLC” and any derivatives associated with that name are the valuable property of the Adviser. Adviser understands and agrees that the Trust may use such name(s) in the Fund’s Prospectus, Statement of Additional Information and other documents comprising the Registration Statement in order to satisfy the Trust’s disclosure requirements under federal law. The Trust and Adviser each understands and agrees that in sales literature and reports prepared for dissemination to shareholders of and prospective investors in the Fund, Adviser and/or the Trust shall not make public any material containing such name(s) without first obtaining the written consent of the Adviser, which consent shall not unreasonably be withheld. Upon the termination of this Agreement, the Trust and/or Adviser shall forthwith cease to use such name(s).

5.
Permissible Interests.  Trustees, agents, and stockholders of the Trust are or may be interested in Adviser (or any successor thereof) as directors, partners, officers, stockholders or otherwise, and directors, partners, officers, agents, and stockholders of Adviser are or may be interested in the Trust as trustees, stockholders or otherwise; and Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6.
Liability of Adviser.  Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder in good faith. Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

The Trust agrees to indemnify and defend Adviser, its officers, directors, and employees for any loss or expense (including reasonable attorney’s fees) arising out of or in connection with any action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, any communication to current or prospective investors in the Fund (other than any material misstatement or omission made in reliance upon and in conformity with written information furnished by Adviser to the Trust or the Fund). However, Adviser shall not be indemnified for any liability or expenses which may be sustained as a result of Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

7.
Representations of the Trust and Adviser.  The Trust represents that (a) a copy of the Trust’s Certificate of Trust, Declaration of Trust and By-laws, together with all amendments thereto, is on file in the office of the Secretary of the State of Delaware; (b) a copy of the Trust’s currently effective prospectus and statement of additional information has been delivered to Adviser; (c) The Trust has acted and will continue to act in conformity with the Act and other applicable laws; (d) the appointment of Adviser has been duly authorized; and (d) The Trust is authorized to enter into this Agreement.

Adviser represents that (a) a copy of the Trust’s currently effective prospectus and statement of additional information has been delivered to Adviser; (b) Adviser has acted and will continue to act in conformity with the Act and other applicable laws; and (c) Adviser is authorized to enter into this Agreement and to perform the Services described herein.

8.
Term.  This Agreement shall remain in effect for a period of two (2) years from the date of effectiveness, and from year to year thereafter provided that such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of the Trust or (2) a vote of a “majority” (as that term is defined in the Act) of the Fund’s outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

	(a)	the Trust or Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Adviser;
	(b)	the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and
	(c)	Adviser may terminate this Agreement without payment of penalty on 60 days written notice to the Trust; and
	(d)	the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

9.
Notices.  Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:	If to the Adviser:

Lyons Funds	Lyons Wealth Management, LLC
807 W. Morse Road, # 105	807 W. Morse Road, # 105
Winter Park, FL 32789	Winter Park, FL 32789
Alexander Read	Alexander Read
President	Chief Executive Officer

10.
Amendments; Entire Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes any prior agreement or understanding, whether written or oral.

11.
Code of Ethics.  Pursuant to Rule 17j-1 under the Act, Adviser warrants, covenants and agrees that it shall have submitted its Code of Ethics to the Board of Trustees of the Trust and obtained Board approval of such Code of Ethics prior to rendering any Services to the Fund. Adviser shall submit any material changes to such Code of Ethics to the Board of Trustees for its approval within six months of making such material change. Adviser further warrants, covenants and agrees to comply with all applicable reporting requirements mandated by Rule 17j-1 with respect to Codes of Ethics. A copy of Adviser’s current Code of Ethics is attached to this Agreement as Appendix 1 and incorporated herein for all purposes.

12.
Proxy Voting.  Except as specifically instructed by the Board of Trustees of the Trust, Adviser shall exercise or procure the exercise of any voting rights attaching to investments of the Fund on behalf of the Fund. Adviser shall not incur any liability to the Trust or the Fund by reason of any exercise of, or failure to exercise, any proxy voting authority contemplated herein, provided that nothing herein shall relieve the Adviser of any liability it may have under applicable laws.

13.
Governing Law.  This Agreement shall be governed and construed in accordance with the Act and the laws of the State of Florida without regard to any laws of conflict of such jurisdiction. To the extent that provisions of the Act and the laws of the State of Florida are in conflict, the Act shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

LYONS FUNDS	LYONS WEALTH MANAGEMENT, LLC

By: Alexander Read	By: Alexander Read
President	Chief Executive Officer